ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: July 9, 2008

Buffered Underlying Securities (BUyS)

Linked to an Index Basket

18 Month Maturity ■ 200% Participation Rate
10% Downside Protection ■ 7.75% – 9.75% Basket Return Cap ■ 15.50% – 19.50% Maximum Return

Indicative Terms & Conditions – July 9, 2008	Offering Period: July 9 – July 28, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Offering	:	Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due January 29, 2010 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying Basket	:	Underlying Index	Basket Weighting	Initial Index Level††
		S&P 500® Index	33.3%
		Russell 2000® Index	33.3%
		MSCI EAFE® Index	33.4%

Initial Basket Level	:	100

Final Basket Level	:

The Basket closing level will be calculated as follows:

100 × [1 + (S&P 500 Return × 33.3%) + (Russell 2000 Return × 33.3%) + (MSCI EAFE Return × 33.4%)]

The “S&P 500 Return,” the “Russell 2000 Return” and the “MSCI EAFE Return” are the performance of the respective Basket Index, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on any trading day.

Basket Return	:	(Final Basket Level – Initial Basket Level) / Initial Basket Level

Participation Rate	:	200% upside participation

Basket Return Cap	:	7.75% – 9.75% (to be determined on the Trade Date)

Maximum Return	:	15.50% – 19.50% (to be determined on the Trade Date)

Buffer Level	:	10% of the Initial Basket Level (first 10% depreciation of the Underlying Basket is fully protected)

Payment at Maturity	:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Basket Return Cap, Maximum Return, and the Buffer Level.

•  If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return, subject to a Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•  If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

•  If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -10%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -10%, you will lose a portion of your investment. You could lose up to $900 per $1,000 face amount of Securities.

†	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

††	The initial levels of each Basket Index will be set on the Trade Date.

Please Note: On or about 7/16/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount.

Security Codes	:	CUSIP:2515A0QF3 ISIN: US2515AQF39

Relevant Dates

Offering Period	:	July 9, 2008 – July 28, 2008 at 2:00 p.m. EST

Initial Valuation Date	:	July 28, 2008

Initial Settlement Date	:	July 31, 2008 (Three Business Days following the Initial Valuation Date)

Final Valuation Date	:	January 26, 2010

Maturity / Final Settlement Date	:	January 29, 2010 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying Basket:	Underlying Index	Bloomberg Ticker	Basket Weighting
	S&P 500® Index	SPX <Index>	33.3%
	Russell 2000® Index	RTY <Index>	33.3%
	MSCI EAFE® Index	MXEA <Index>	33.4%
• Maturity:	January 29, 2010 (18 months)
• Participation Rate:	200% upside participation
• Basket Return Cap:	7.75% – 9.75% (to be determined on the Trade Date)
• Maximum Return:	15.50% – 19.50% (to be determined on the Trade Date)
• Buffer Level:	10%
• Downside Risk:	One-for-one downside participation with 10% Buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying Basket.
•	200% upside participation in the performance of the Underlying Basket at maturity, subject to the Basket Return Cap and the Maximum Return.
•	The Securities will outperform the Underlying Basket at maturity if the Final Basket Level is below the Initial Basket Level.

Best Case Scenario:

•

If the Final Basket Level is greater than or equal to the Initial Basket Level, investors receive 200% of the performance of the Underlying Basket at maturity, subject to a Basket Return Cap of 7.75% and 9.75% (to be determined on the trade date) and a Maximum Return of between 15.50% and 19.50% (to be determined on the Trade Date).

•	An investment in BUyS is not callable or averaged.

Worst Case Scenario:

•	Investment in the Securities is partially protected at maturity by the Buffer Level.
•

If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, an investment in the Securities will decline by 1% for every 1% by which the Final Basket Level declines from the Initial Basket Level by more than the Buffer Level of 10%.

•	Maximum loss is 90% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•

Because the Securities do not offer 100% protection of your initial investment, and the return on the Securities is linked to the performance of the Underlying Basket, you may lose up to 90% of your initial investment.

•

Your return on the Securities is limited by the Basket Return Cap and the Maximum Return. As a holder of the Securities, you will not benefit from any appreciation of the Basket Return beyond the Basket Return Cap of 7.75% and 9.75% (to be determined on the trade date) and a Maximum Return of between 15.50% and 19.50% (to be determined on the Trade Date).

•	Return on the Securities is linked to the value of the Underlying Basket (without taking into consideration the value of dividends paid on the component stocks of the Basket Indices).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $100 per $1,000 Security face amount subject to the credit of the Issuer. The return on the Securities at maturity is linked to the performance of the Underlying Basket and will depend on whether, and the extent to which, the Underlying Basket performance is positive or negative.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN CAP — If the Final Basket Level exceeds the Basket Return Cap of between 7.75% and 9.75% (to be determined on the Trade Date), your payment at maturity will nevertheless be limited to a maximum payment of between $1,155 and $1,195 for each $1,000 face amount of the Securities you hold.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

CURRENCY EXCHANGE RISK — Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.

•

NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your Securities will not be adjusted for fluctuations in exchange rates related to the U.S. dollar that might affect the MSCI EAFE Index.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Basket Indices or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 451J, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement J, term sheet No. 451J and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

Please Note: On or about 7/16/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

53880 (05/08)